Minatura Gold Appoints Chief Financial Officer

Press Release Source: Minatura Gold On Wednesday April 14, 2010, 8:00 am EDT

HENDERSON, Nev.--(BUSINESS WIRE)--Minatura Gold (OTCBB: MGOL - News) (“MGOL”) announces the appointment of John M. Philpott to serve as MGOL’s Chief Financial Officer, Treasurer and Assistant Secretary.

Mr. Philpott has served as CFO of various growing public companies for the last 15 years. Prior to joining Minatura Gold, he was Chief Financial Officer of Kreido Biofuels, Inc., a highly specialized builder of biodiesel production plants. Prior to that, Mr. Philpott served as a Partner with Aegis Advisors, LLC, a private management company specializing in mergers and acquisitions. For more than 10 years before joining Aegis Advisors, LLC, Mr. Philpott held the position of CFO, Treasurer, and Assistant Secretary with Miravant Medical Technologies, Inc., a publicly held pharmaceutical research and development company. Mr. Philpott began his career at Ernst & Young LLP where he worked for over eight years and left as a Senior Manager. Mr. Philpott has dual B.S. degrees in Business Administration (Accountancy and Management Information Systems) from California State University Northridge and an M.B.A. from University of California, Los Angeles.

MGOL’s CEO, Paul Dias, stated, “We are excited about having someone with John's experience and background with growing public companies join our management team. This is just one more step in the Company's ability to add top management and Board talent to our company as we prepare for our rapid development and growth.”

About Minatura Gold

Minatura Gold (MGOL.OB) is a U.S. based public company in the business of exploration, development and, ultimately, extraction of precious metals in Colombia, South America. Minatura is dedicated to enhancing shareholder value while adhering to the highest environmental standards in its projects and creating legacy micro-economies for the communities in which Minatura operates.

For further information go to www.minaturagold.com

Contact:

Minatura Gold

Natalie Penfield, 775-980-1490